UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 14, 2007
ATARI, INC.
(Exact name of registrant as specified in charter)
DELAWARE
(State or other jurisdiction
of incorporation or organization)
Commission File Number: 0-27338
13-3689915
(I.R.S. employer identification no.)
417 FIFTH AVENUE
NEW YORK, NEW YORK 10016
(Address of principal executive
offices, including zip code)
(212) 726-6500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
     On June 14, 2007, Atari, Inc. (the “Company”) filed with the Securities and Exchange Commission a Form 12b-25 relating to an extension of the time to file its Annual Report on Form 10-K for the year ended March 31, 2007. It also issued a press release announcing the need for an extension. In the Form 12b-25 and in the press release, the Company said that without taking account of the charge for impairment of goodwill, the Company would have had a net loss for the year ended March 31, 2007 of $17.2 million, which would have been $1.28 per share, compared with a net loss for the year ended March 31, 2006 of $69.0 million, equal to $5.36 per share (giving effect to a one-for-ten reverse stock split). The charge for impairment of goodwill could increase the net loss by as much as $54.1 million or $4.02 per share. Net revenues for the year ended March 31, 2007 were approximately $121.6 million.
     The information regarding what the net loss would have been without taking account of the charge for impairment of goodwill is not information calculated in accordance with generally accepted accounting principles. The Company’s net loss calculated in accordance with generally accepted accounting principles will include the charge for impairment of goodwill.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits

99.1	Press release of Atari, Inc., dated June 14, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATARI, INC.

By:	/s/ Kristina K. Pappa

Kristina K. Pappa Vice President, General Counsel and Secretary
Date: June 14, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Atari, Inc., dated June 14, 2007.

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